BANCINSURANCE CORPORATION
2002 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Bancinsurance Corporation (“we” or “us”) hereby grants to you restricted shares (“Restricted Stock”) of our Stock (“Shares”), subject to the terms and conditions described in the Bancinsurance Corporation 2002 Stock Incentive Plan, as amended (the “Plan”), and this Restricted Stock Award Agreement (this “Award Agreement”).

To ensure you fully understand the terms and conditions of your Restricted Stock, you should read the Plan and this Award Agreement carefully. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

You should return a signed copy of this Award Agreement to:

Matthew C. Nolan

Chief Financial Officer

Bancinsurance Corporation

250 East Broad Street, Tenth Floor

Columbus, Ohio 43215

1. Summary of Your Restricted Stock

Grant Date: May 30, 2007.

Number of Shares of Restricted Stock:      Shares.

2. Transfer Restrictions and Restriction Periods

(a) Transfer Restrictions: Until the applicable Restriction Period (as described below) lapses, your Restricted Stock will be subject to a risk of forfeiture and we will hold it in escrow. Except as expressly permitted in the Plan, you may not sell, transfer, pledge, assign, alienate or hypothecate your Shares of Restricted Stock. After the applicable Restriction Period lapses, your Restricted Stock will vest and be distributed to you.

(b) Restriction Periods: Subject to the provisions of the Plan and this Award Agreement (including Sections 3 and 4), the restrictions on your Restricted Stock will lapse and the Restricted Stock will become fully vested with respect to:

(i) One-third of the Shares on the first anniversary of the Grant Date;

(ii)	An additional one-third of the Shares on the second anniversary of the Grant Date; and

(iii)	The remaining one-third of the Shares on the third anniversary of the Grant Date.

3. Effect of Termination of Service on Restricted Stock

(a) Death or Disability: If a Termination of Service occurs due to your death or Disability, the Restriction Periods will lapse and the Restricted Stock will become fully vested on your termination date.

(b) Termination for Any Reason Other than Death or Disability: If a Termination of Service occurs for any reason other than due to your death or Disability, any unvested Restricted Stock will be forfeited on your termination date.

4. Restrictive Covenants

Any unvested, outstanding Shares of Restricted Stock will be forfeited if you:

•	Without the Committee’s written consent, which may be withheld for any reason or for no reason, serve (or agree to serve) as an officer, director or employee of any proprietorship, partnership, or corporation or become the owner of a business or a member of a partnership that competes with any portion of our or a Subsidiary’s business or renders any service (including business consulting) to entities that compete with any portion of our or a Subsidiary’s business;

•	Refuse or fail to consult with, supply information to, or otherwise cooperate with us or any Subsidiary after having been requested to do so; or

•	Deliberately engage in any action that the Committee concludes has caused substantial harm to the interests of us or any Subsidiary.

5. Settling Your Restricted Stock

If all applicable terms and conditions have been satisfied, your Restricted Stock will be released from escrow and distributed to you as soon as administratively feasible after the last day of the applicable Restriction Period.

6. Other Rules Affecting Your Restricted Stock

(a) Rights During the Restriction Periods: During the applicable Restriction Period (and even though the Shares of Restricted Stock are held in escrow until they are settled), you (i) may exercise full voting rights associated with the Shares of Restricted Stock and (ii) will be entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock, although any dividends or other distributions paid in Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were issued under this Award Agreement.

(b) Beneficiary Designation: Pursuant to Section 11.02 of the Plan, you may name a beneficiary or beneficiaries to receive your Restricted Stock that is vested but not settled at the time of your death by completing a Beneficiary Designation Form, attached to this Award Agreement as Exhibit A.

(c) Tax Withholding: We will withhold from other amounts owed to you, require you to remit to us, or withhold from the value of the Restricted Stock to be settled an amount sufficient to satisfy federal, state and local withholding tax requirements with respect to your Restricted Stock pursuant to Section 11.04 of the Plan.

(d) Governing Law: This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio.

(e) Other Terms and Conditions: Your Restricted Stock is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. You should read the Plan carefully to ensure you fully understand all the terms and conditions of your Restricted Stock. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement shall be binding on you.

(f) Signature in Counterparts: This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

Your Acknowledgment

By signing below as the “Participant,” you acknowledge and agree that:

•	A copy of the Plan has been made available to you; and

•	You understand and accept the terms and conditions placed on your Restricted Stock.

PARTICIPANT

Signature:

Date:

Print Name:

BANCINSURANCE CORPORATION

By:

[Insert name and title]

Date: